Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MEDIACO HOLDING INC.

These Amended and Restated Articles of Incorporation (the “Articles”) of MediaCo Holding Inc., a corporation organized and existing under the laws of the State of Indiana (the “Corporation”), which was duly incorporated as of June 27, 2019, hereby amend, restate and replace the previously existing Articles of Incorporation of the Corporation as follows:

ARTICLE I

Corporate Name

The name of the Corporation is MediaCo Holding Inc.

ARTICLE II

Purposes

The purpose of the Corporation is to transact any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as now or hereafter amended (the “Act”).  The Corporation shall have the same capacity to act as possessed by natural persons and shall have and exercise all powers granted to business corporations formed under the Act and permitted by the laws of the State of Indiana in force from time to time hereafter, including, but not limited to, the general rights, privileges and powers set out in the Act, the power to enter into and engage in partnerships and joint ventures, and to act as agent.  The Corporation shall have the power and capacity to engage in all business activities, either directly or through any person, firm, entity, trust, partnership or association.

ARTICLE III

Definitions

As used herein, the following terms shall have the meanings indicated:

“Act” has the meaning defined in Article II.

“Affiliate of SG” means (i) any person or entity that, directly or indirectly, controls, is controlled by or is under common control with SG, or (ii) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which SG is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of voting securities, or in which SG has a substantial beneficial interest.

“Alien” has the meaning defined in Article XI.

“Articles” has the meaning defined in the introduction to these Articles of Incorporation of Mediaco Holdings Inc..

“Board of Directors” has the meaning defined in Section 7.2(a).

“Class A Directors” has the meaning defined in Section 7.4(b).

“Class A Shares” has the meaning defined in Section 6.1(a).

“Class B Directors” has the meaning defined in Section 7.4(c).

“Class B Shares” has the meaning defined in Section 6.1(b).

“Class C Shares” has the meaning defined in Section 6.1(c).

“Common Shares” has the meaning defined in Section 6.1(c).

“Corporation” has the meaning defined in the introduction to these Articles.

“Effective Date” means                                  , the date and time at which the Corporation’s Articles are effective.

“Event of Automatic Conversion” means each of the automatic conversion events described in Section 7.6(b).

“FCC” has the meaning defined in Article XI.

“FCC Regulatory Limitation” has the meaning defined in Article XII.

“Federal Communications Laws” has the meaning defined in Article XI.

“Going Private Transaction” shall mean any transaction that is a “Rule 13e-3 Transaction,” as such term is defined in Rule 13e-3(a)(3), 17 C.F.R. § 240.13e-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended; provided, however, that the term “affiliate” as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate of SG.

“Group” shall have the meaning contemplated by Rule 13d-5(b), 17 C.F.R. § 240.13d-5, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended.

“Independent Director” shall have the meaning defined in set forth in the listing standards of the stock exchange on which the Common Shares are listed from time to time.

“Management Agreement” means that certain Management Agreement, by and between Emmis Operating Company and the Corporation, dated as of            , 2019.

“Management Company” means and refers to Emmis Operating Company.

“Note” means that certain Unsecured Promissory Note by the Corporation in favor of Emmis Communications Corporation, dated as of              , 2019, in the original principal amount of $5,000,000.

“Preferred Stock” has the meaning defined in Section 6.1(d).

“SG” means and refers to SG Broadcasting LLC.

ARTICLE IV

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE V

Registered Office and Registered Agent

The street address of the registered office of the Corporation is 135 N. Pennsylvania St., Suite 1610, Indianapolis, IN 46204, and the name of the registered agent at such office is Corporation Service Company.

ARTICLE VI

Capital Structure

6.1.  Authorized Shares.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is            Million (          ), consisting of the following:

(a)                                            Million (          ) shares of Class A Common Stock, par value $.01 per share (the “Class A Shares”);

(b)                                            Million (          ) shares of Class B Common Stock, par value $.01 per share (the “Class B Shares”);

(c)                                             Million (          ) shares of Class C Common Stock, par value $.01 per share (the “Class C Shares” and together with the Class A Shares and the Class B Shares, the “Common Shares”); and

(d)                                            Million (          ) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

6.2.  Terms of Stock.  The designations, preferences, powers, qualifications and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth in Articles VII and VIII.

ARTICLE VII

Common Shares

7.1.  Identical Rights.  Except (a) as otherwise provided in these Articles or (b) approved by the affirmative vote of the holders of a majority of the outstanding Class A Shares and a majority of the outstanding Class B Shares, each voting separately as a class, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges, including, but not limited to, the right to share ratably in liquidation distributions after payment in full of creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.

7.2.  Dividends.

(a)                                 General.  When, as and if dividends are declared by the Corporation’s board of directors (the “Board of Directors”), whether payable in cash, securities of the Corporation or other property, the holders of Common Shares shall be entitled, in accordance with the number of Common Shares held by each, to share equally in and to receive all such dividends, except that if dividends are declared that are payable in Common Shares, such stock dividends shall be payable at the same rate on each class of Common Shares and shall be payable only in Class A Shares to holders of Class A Shares, in Class B Shares to holders of Class B Shares and in Class C Shares to holders of Class C Shares; provided, however, that holders of Class B Shares may receive a different dividend or share of dividends than is received by the holders of Class A Shares and Class C Shares if such disparity is approved in advance by the affirmative vote of the holders of a majority of the outstanding Class A Shares and a majority of the outstanding Class B Shares, each voting separately as a class.

(b)                                 Record Date.  Dividends declared by the Board of Directors shall be paid to the holders of record of the outstanding Common Shares as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend.

(c)                                  Stock Dividends.  Any Common Shares issued as a dividend shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable.  The Corporation shall not issue fractions of Common Shares on payment of any such stock dividend but shall issue a whole number of shares to such holder of Common Shares rounded up or down in the Corporation’s sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

7.3.  Stock Splits.  The Corporation shall not in any manner subdivide (by stock split, reverse stock split, reclassification, stock dividend, recapitalization or otherwise) or combine the outstanding shares of one class of Common Shares unless the outstanding shares of all classes of Common Shares shall be proportionately subdivided or combined; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding Class A Shares and a majority of the outstanding Class B Shares, each voting separately as a class.

7.4.  Voting Rights.

(a)                                 General.  The holders of the Class A Shares and the Class B Shares shall vote as a single class in all matters submitted to a vote of the stockholders, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten (10) votes, except (i) for the election of directors, which shall be governed by Subsections (b) and (c) below, (ii) with respect to any Going Private Transaction described in Subsection (g) below, which shall be governed by such Subsection, and (iii) as otherwise provided by law.  The holders of the Class C Shares have no right to vote on any matter except as otherwise provided by law.

(b)                                 Class A Directors.  In the election of directors, the holders of Class A Shares shall be entitled by class vote, exclusive of all other stockholders, to elect three (3) of the Corporation’s directors (the “Class A Directors”), with each Class A Share entitled to one vote provided, however, that each Class A Director may not be an officer, director, employee or agent of SG or an Affiliate of SG.  Any vote by stockholders on the removal of a Class A Director shall only be by the class vote of the holders of Class A Shares.

(c)                                  Class B Directors.  In the election of directors, the holders of Class B Shares shall be entitled by class vote, exclusive of all other stockholders, to elect four (4) of the Corporation’s directors (the “Class B Directors”), with each Class B Share entitled to one vote.  Any vote by stockholders on the removal of a Class B Director shall only be by the class vote of the holders of Class B Shares.

(d)                                 Other Directors.  Except as provided in Subsections (b) and (c) above, the holders of Class A Shares and Class B Shares, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than directors, if any, who may be elected by the holders of Preferred Stock), with each Class A Share entitled to one (1) vote and each Class B Share entitled to ten (10) votes.

(e)                                  Class A Director Vacancies.  In the event of the death, removal or resignation of a Class A Director prior to expiration of the director’s term, the vacancy on the Board of Directors created thereby may be filled by a majority of the directors then in office, although less than a quorum; provided, however, that any person appointed to fill a vacancy created by the death, removal or resignation of a Class A Director shall be an Independent Director.  A director elected in such manner to fill such a vacancy shall hold office until the director’s successor has been duly elected and qualified at a meeting of holders of Class A Shares duly called for such purpose.

(f)                                   Class B Director Vacancies.  In the event of the death, removal or resignation of a Class B Director prior to expiration of the director’s term, the vacancy on the Board of Directors created thereby shall be filled by a majority of the directors then in office, although less than a quorum, in accordance with the instructions given to such directors by SG.  A director elected in such manner to fill such a vacancy shall hold office until the director’s successor has been duly elected and qualified at a meeting of holders of Class B Shares duly called for such purpose.

(g)                                  Going Private Transaction.  In addition to majority approval voting as set forth in Section 7.4(a), the approval (by affirmative vote) of the holders of a majority of the outstanding Class A Shares shall be required to approve any Going Private Transaction between the Corporation and (i) SG, (ii) any Affiliate of SG or (iii) any Group of which SG or any Affiliate of SG is a member.

7.5.  Issuance of Common Shares.  Each new issuance of Common Shares after the Effective Date shall be an issuance of Class A Shares or Class C Shares.

7.6.   Conversion.

(a)                                 Voluntary Conversion.  Each Class B Share shall be convertible, at the option of its holder, into one fully paid and non-assessable Class A Share at any time.

(b)                                 Automatic Conversion.

(i)  Each Class B Share shall convert automatically into one fully paid and non-assessable Class A Share upon the sale, gift or other transfer of such share, voluntarily or involuntarily, to a person or entity other than SG or an Affiliate of SG; provided, however, that the pledge of a Class B Share pursuant to a bona fide pledge as security for indebtedness owed to the pledgee shall not constitute a transfer for purposes of this Subsection (b) until such time as either (A) such share is registered in the name of the pledgee, (B) the pledgee acquires the right to vote such share and exercises such right, in which case the automatic conversion into a Class A Share shall be deemed to occur immediately prior to such vote, or (C) ownership of the pledged share is transferred pursuant to enforcement of such pledge to a person or entity other than SG or an Affiliate of SG.

(ii)  All Class B shares shall convert automatically into fully paid and non-assessable Class A Shares (on the basis of one Class A Share for each Class B Share) at such date and time, or the occurrence of an event, specified by the affirmative vote of the holders of two-thirds of the then-outstanding shares Class B Shares, voting as a separate class.

(c)                                  Voluntary Conversion Procedure.  At the time of a voluntary conversion, the holder of Class B Shares shall deliver to the office of the Corporation or any transfer agent for the Common Shares (i) the certificate or certificates representing the Class B Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the names and addresses in which each certificate for Class A Shares issued upon such conversion is to be issued.  Voluntary conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the Corporation of the shares to be converted, and the person or entity exercising such voluntary conversion shall be deemed to be the holder of record of the number of Class A Shares issuable upon such conversion at such time.  The Corporation shall promptly deliver certificates evidencing the appropriate number of Class A Shares to such holder.

(d)                                 Automatic Conversion Procedure.  Promptly upon the occurrence of an Event of Automatic Conversion pursuant to Section 7.6(b), such that Class B Shares are converted automatically into Class A Shares, the holder of such converted shares shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Common Shares and shall give written notice to the Corporation, at such office (A) stating that the shares are being converted pursuant to an Event of Automatic Conversion into Class A Shares as provided in Section 7.6(b), (B) specifying the Event of Automatic Conversion (and, if the occurrence of such event is within the control of the transferor, stating the transferor’s intent to effect an Event of Automatic Conversion), (C) identifying the number of Class B Shares being converted, and (D) setting out the name or names (with addresses) and denominations in which the certificate or certificates shall be issued, and instructions for the delivery thereof.  Delivery of such notice together with the certificates representing the converted shares shall obligate the Corporation to issue and deliver, and thereupon the Corporation or its transfer agent shall promptly issue and deliver, at such stated address to such holder or to the transferee of the converted shares a certificate or certificates for the number Class A Shares to which such holder or transferee is entitled, registered in the name of such holder, the designee of such holder or transferee as specified in such notice.  Nothing contained in this Subsection (d) or elsewhere in these Articles shall be construed to permit or provide for the transfer of any Class B Shares to any person or entity other than SG or an Affiliate of SG without the conversion of such Class B Shares into Class A Shares upon such transfer.

To the extent permitted by law, conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected as of the date and time at which the Event of Automatic Conversion occurs (such time being the “Conversion Time”).  The person or entity entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares at and as of the Conversion Time, and such person’s or entity’s rights as a holder of the Class B Shares so converted shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this Subsection (d).

The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Subsection (d) (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote of the holders of a majority of the then outstanding Class B Shares, voting as a separate class, in addition to any other vote required by applicable law, these Articles or the By-laws of the Corporation.

(e)                                  Unconverted Shares; Notice Required.  In the event of the conversion of less than all of the Class B Shares evidenced by a certificate surrendered to the Corporation in accordance with the procedures of Section 7.6(c) or (d), the Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to such holder, a new certificate evidencing the number of Class B Shares not converted.  Class B Shares shall not be transferred as Class B Shares on the books of the Corporation unless the Corporation shall have received from the holder thereof the written notice described herein.

(f)                                   Reservation.  The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Shares, for the purposes of effecting conversions, such number of duly authorized Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares.  The Corporation covenants that all the Class A Shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable.  Subject to Article XI, the Corporation will take all such action as may be necessary to assure that all such Class A Shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Shares may be listed.

7.7.  Consideration on Merger, Consolidation, etc.  In any merger, consolidation or business combination, the consideration to be received per share by the holders of Class A Shares, Class B Shares and Class C Shares must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, (a) such shares may differ as to voting rights to the extent that the voting rights provided in these Articles differ between the Class A Shares, the Class B Shares and the Class C Shares and (b) holders of Class B Shares may receive different or disproportionate distributions or payments in connection with such merger, consolidation or business combination as compared to those received by the holders of Class A and Class C shares if such merger, consolidation or business combination is approved by the affirmative vote of the holders of a majority of the outstanding Class A Shares and a majority of the outstanding Class B Shares, each voting separately as a class.

ARTICLE VIII

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, dividend rate, purchase or sinking funds, provisions for redemption, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

ARTICLE IX

Board of Directors

9.1                               Number of Directors.  The number of directors constituting the Board of Directors shall be fixed by the By-Laws of the Corporation and shall be not less than six (6) and not more than fifteen (15).  No amendment to the By-Laws decreasing the number of directors shall have the effect of shortening the term of any incumbent director. No amendment to the By-Laws to increase the number of directors shall be effected unless previously approved by the holders of the Class B Shares, voting as a separate class.

9.2                               Board Seats. During the Term of the Management Agreement (as defined in the Management Agreement) or so long as any amounts under the Note remain outstanding, the Board of Directors shall nominate only individuals specified by Management Company to serve as Class A Directors and shall not nominate any other persons for such director positions; provided that this Section 9.2 shall not apply if Management Company waives its rights under this Section 9.2 or fails to specify individuals to serve as Class A Directors within ten (10) business days of written request from the Corporation.

9.3                               Removal of Directors.

(a)                                 A Class A Director may be removed by the holders of Class A Shares as provided in Section 7.4(b) with or without cause and only if the removal has been approved by the holders of an 80% majority of the Class A Shares, cast at a special meeting of the shareholders called for that purpose.  A Class B Director may be removed by the holders of Class B Shares as provided in Section 7.4(c) with or without cause and only if the removal has been approved by the holders of an 80% majority of the Class B Shares, cast at a special meeting of the shareholders called for that purpose.

(b)                                 This section does not apply to any directors elected pursuant to special voting rights of one or more series of Preferred Stock.

9.4                               Amendment or Repeal of this Article.  Notwithstanding any other provision of these Articles or the By-Laws of the Corporation, and in addition to any other procedure specified under Indiana law, any amendment or repeal of or adoption of a provision inconsistent with any provision in this Article IX is not effective unless it is approved by at least an 80% majority of the combined voting power of the outstanding Common Shares.

ARTICLE X

Control Share Acquisitions

Chapter 42 of the Act (I.C. 23-1-42) shall not apply to control share acquisitions of shares of capital stock of the Corporation.

ARTICLE XI

Alien Ownership

The following provisions are included in these Articles for the purpose of ensuring that control and management of the Corporation complies with any and all laws administered or enforced by the Federal Communications Commission or any successor governmental agency (the “FCC”), including, without limitation, the Communications Act of 1934, as amended, and the rules, regulations, orders and policies of the FCC (collectively, the “Federal Communications Laws”):

(a)                                 The Corporation (i) shall not issue to or for the account of (A) a person who is a citizen of a country other than the United States; (B) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (C) a government other than the government of the United States or of any state, territory, or possession of the United States; or (D) a representative of, or an individual or entity controlled by, any of the foregoing (each person or entity described in any of the foregoing clauses (A) through (D), an “Alien”) any share of capital stock of the Corporation if such issuance would cause the total capital stock of the Corporation directly or indirectly held or voted by Aliens to exceed 25% of (1) the total capital stock of the Corporation outstanding at any time or (2) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time, and (ii) shall not permit the transfer on the books of the Corporation of any capital stock that would result in the total capital stock of the Corporation directly or indirectly held or voted by Aliens to exceed such 25% limits, unless the Corporation shall have received from the FCC a declaratory ruling (a “Declaratory Ruling”) authorizing such limits to be exceeded.

(b)                                 If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person or entity may result in a violation of the provisions of this Article XI to be violated, such person or entity shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, ownership and affiliations) as the Corporation shall request.

(c)                                  No more than one-fourth of the total number of directors of the Corporation at any time may be Aliens, if such would violate the Communications Act or any Declaratory Ruling.

(d)                                 The Board of Directors shall have all powers necessary to implement and ensure compliance with the provisions of this Article XI, including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien, to suspend those rights of stock ownership the exercise of which causes or could cause the provisions of this Article XI to be violated,  and to take or cause to be taken such action as it deems appropriate to implement such prohibition or suspension.  Without limiting the generality of the foregoing and notwithstanding any other provision of these Articles to the contrary, any shares of capital stock of the Corporation determined by the Board of Directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors to the extent necessary in the judgment of the Board of Directors to comply with the provisions of this Article XI.  The terms and conditions of such redemption shall be as follows:

(i)  The redemption price of the shares to be redeemed pursuant to this Article shall be equal to the lower of (A) the fair market value of the shares to be redeemed, as determined by the Board of Directors in good faith, and (B) such Alien’s purchase price of such shares;

(ii)  The redemption price of such shares may be paid in cash, securities or any combination thereof;

(iii)  If less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

(iv)  At least ten (10) days’ written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v)  From and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof shall thereafter be entitled only to receive the cash or securities payable upon redemption; and

(vi)  Such other terms and conditions as the Board of Directors shall determine.

For purposes of this Article, the determination of the beneficial ownership of shares of capital stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. § 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended, or in such other manner as determined in good faith by the Board of Directors to be fair and equitable.

ARTICLE XII

Ownership Restriction

The Corporation may restrict the ownership, conversion, or proposed ownership, of shares of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would give rise to an FCC Regulatory Limitation (as hereinafter defined). Ownership, conversion, or proposed ownership shall be deemed to give rise to an “FCC Regulatory Limitation” if it (1) is inconsistent with, or in violation of, any provision of the Federal Communications Laws, (2) materially limits or materially impairs any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limits or materially impairs under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary is considering entering into a definitive agreement with a third party, (4) subjects or could reasonably be expected to subject the Corporation or any of its subsidiaries to any rule, regulation, order or policy under the Federal Communications Laws having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, (5) would, in the good faith judgment of the Corporation, materially delay or impair the ability of the Corporation to obtain approval or consent of the FCC in connection with a proposed business combination transaction or (6) requires prior approval from the FCC for a change of control and such approval has not been obtained. The Corporation may, but is not required to, take any action permitted under this Article XII; and the grant of specific powers to the Corporation under this Article XII shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation. In furtherance of the foregoing, if in connection with any proposed plan of merger, share exchange or entity conversion, any holder of shares of the Corporation would be entitled to receive, or would beneficially own, voting stock of the Corporation or any other surviving corporation that would be deemed to give rise to an FCC Regulatory Limitation, then the Corporation shall have the right to provide in such plan of merger, share exchange or entity conversion that such holder shall instead receive non-voting stock of the Corporation or surviving corporation to the extent necessary to ensure that the transaction will not be deemed to give rise to an FCC Regulatory Limitation; provided that the shares of non-voting stock received by such holder, as determined by the Board of Directors in good faith, shall have all of the same preferences, limitations and relative rights as the voting stock of the Corporation or such surviving corporation other than voting rights.  Nothing contained in this Article XII shall be deemed to limit any provision of Article XI.

ARTICLE XIII

Indemnification

13.1.  General.  The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who, while serving as such a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by such person in accordance with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

13.2.  Authorization of Indemnification.  To the extent that a director or officer of the Corporation has been wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 13.1, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith.  Any other indemnification under Section 13.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the director or officer is permissible in the circumstances because he or she has met the applicable standard of conduct.  Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (ii) if a quorum cannot be obtained under clause (i), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (iii) by special legal counsel (A) selected by the Board of Directors or its committee in the manner prescribed in clauses (i) or (ii), or (B) if a quorum of the Board of Directors cannot be obtained under clause (i) and a committee cannot be designated under clause (ii), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (iv) by the stockholders, but shares owned by or voted under the control of directors or officers who are at the time parties to such action, suit or proceeding may not be voted on the determination.

Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under foregoing clause (iii) to select counsel.

13.3.  Good Faith.  For purposes of any determination under Section 13.1, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 13.1 if his or her action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (i) one or more officers or employees of the Corporation or other enterprise whom he or she reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants, appraisers or other persons as to matters he or she reasonably believes are within the person’s professional or expert competence; or (iii) a committee of the Board of Directors of the Corporation or other enterprise of which the person is not a member if he or she reasonably believes the committee merits confidence.  The term “other enterprise” as used in this Section 13.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, partner, trustee, employee or agent.  The provisions of this Section 13.3 shall not be exclusive or limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 13.1.

13.4.  Payment of Expenses in Advance.  Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 13.2, upon receipt of the director or officer’s written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 13.1 and upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this Article XIII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article XIII.

13.5.  Other Indemnitees.  The Corporation may, by action of its Board of Directors, indemnify employees and agents of the Corporation with the same scope and effect and pursuant to the same procedures as provided in this Article XIII for directors and officers.

13.6.  Provisions Not Exclusive.  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the Corporation’s By-Laws, any resolution of the Board of Directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting shares of the Corporation then outstanding, or any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to serve in his or her official capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

13.7.  Vested Right to Indemnification.  The right of any person to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 13.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions.  Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article.  To the extent such prior acts or omissions cannot be deemed to be covered by this Article XIII, the right of any person to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

13.8.  Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

13.9.  Additional Definitions.  For purposes of this Article:

(i)             References to the “Corporation” shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(ii)          Serving an employee benefit plan at the request of the Corporation shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.  A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” referred to in this Article XIII.

(iii)       The term “party” includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

(iv)      The term “official capacity,” when used with respect to a director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a director, shall mean the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation.  “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

ARTICLE XIV

Severability

In the event that any Article or Section (or portion thereof) of these Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of these Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders notwithstanding any such findings.

ARTICLE XV

SG Affiliate Transactions

In addition to any restrictions or other approval requirements imposed by the Act, any transaction between the Corporation and (1) SG or (2) any Affiliate of SG, must be on fair and reasonable terms and conditions no less favorable in the aggregate to the Corporation than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated third party.